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                                                                    Exhibit 99.1
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                                                     FOR IMMEDIATE RELEASE

Investor Contacts:
Douglas A. Shumate                                      Mary A. Edwards
Senior Vice President                                   Manager
Chief Financial Officer                                 Investor Relations
706-385-8189                                            706-385-8016
dshumate@itcdeltacom.com                                medwards@itcdeltacom.com

Media Contact:
Moss Crosby
Vice President of Marketing
256-382-3851
mcrosby@itcdeltacom.com

                    ITC/\DELTACOM ANNOUNCES COMMITMENT FOR
                       $150 MILLION IN EQUITY FINANCING


WEST POINT, Ga. (February 27, 2001) ITC/\DeltaCom, Inc. (Nasdaq/NM: ITCD) today announced it has secured a commitment for $150 million in equity financing in a definitive agreement signed today with ITC Holding Company, Inc.

     The financing arrangement covers the purchase of up to $150 million of a new issue of cumulative convertible preferred stock. The 8% dividend is payable in shares of the preferred stock or in cash, at the Company's option. The preferred stock is redeemable at the Company's option beginning five years after the issue date. The preferred stock is subject to mandatory redemption after ten years.

     Funding under the agreement will occur in multiple closings. The initial closing for $30 million is currently expected to take place by the middle of the second quarter. During the one-year period following the initial closing, the Company will have the option to sell up to the additional $120 million of the committed amount in multiple closings of a maximum of $30 million each.

     The preferred stock will be convertible into common stock at any time. The conversion price of the preferred stock issued at each closing will be equal to an average common share price over a related pricing period, plus a 15% premium. The Company will also issue warrants for its common stock at each closing representing 30% of the preferred stock investment at that closing. The warrant exercise price
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will be the same as the related preferred stock conversion price. The investor will have registration rights with respect to the securities.

     Closings under the agreement will be subject to approval by the Company's stockholders, waivers under the Company's credit facility and public senior note indentures, regulatory approvals and other customary closing conditions. In addition, funding after the initial closing is subject to approval by the stockholders of Powertel, Inc. of the acquisition of Powertel by VoiceStream Wireless Corporation and/or Deutsche Telecom AG.

     The Company will use the additional capital to continue to expand the capabilities of its fiber optic network, to expand the network operations of its retail services segment, and to further develop its e/\deltacom division.

     ITC/\DeltaCom, headquartered in West Point, Georgia, provides integrated telecommunications and technology solutions to businesses in the southern United States and is a leading regional provider of broadband transport services to other communications companies.

     ITC Holding Company, Inc. owns, operates, and invests in a group of companies involved in a wide range of communications and technology businesses, including, among other things, wireline and wireless telecommunications services, conference calling and videoconferencing, Internet services and content, and broadband cable services.

                      *          *          *          *

     This notice does not constitute an offer of any securities for sale. The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


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